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                                                                     EXHIBIT 5.1

February 24, 2000



DIVERSA CORPORATION
10665 Sorrento Valley Road
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DIVERSA CORPORATION, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 5,819,589 shares of the Company's Common Stock, $.001 par value (the "Shares"), including 31,493 shares issuable pursuant to the Company's 1994 Employee Incentive and Non-Qualified Stock Option Plan (the "1994 Plan"), 5,093,798 shares issuable pursuant to the Company's 1997 Equity Incentive Plan, 277,719 shares issuable pursuant to the Company's 1999 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and 416,579 shares issuable pursuant to the Company's 1999 Employee Stock Purchase Plan (the "ESPP").

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the 1994 Plan, the 1997 Plan, the Directors' Plan, the ESPP, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the 1994 Plan, the 1997 Plan, the Directors' Plan or the ESPP, as applicable, the Registration Statement and applicable related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



D. Bradley Peck